DELEGATION AGREEMENT


     AGREEMENT, dated as of March 1, 2001 by and between INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Delegate"), and E*TRADE Funds, a Delaware business trust (the "Fund").

     WHEREAS, the Delegate and the Fund have entered into a Custodian Agreement ("Custodian Agreement") on behalf of the series thereto, including the E*TRADE Global Titans Index Fund ("Fund"), dated as of February 15, 1999, and amended from time to time, pursuant to which the Fund may appoint the Delegate as the Foreign Custody Manager (as defined in Rule 17f-5 under the Investment Company Act of 1940, as amended (the "1940 Act"));

     WHEREAS, pursuant to the provisions of Rule 17f-5 under the Investment Company Act of 1940, as amended (the "1940 Act"), and subject to the terms and conditions set forth herein, the Board of Trustees of the Fund delegates to the Delegate the responsibilities, set forth in: (i) section 14.3 of the Custodian Agreement and (ii) in this Agreement concerning the Fund's Foreign Assets (as defined below), and the Delegate accepts and assumes certain responsibilities described herein concerning the Fund's Foreign Assets, including those assigned to the Foreign Custody Manager as set forth in paragraphs (c)(1), (c)(2) and
(c)(3) of Rule 17f-5; and

     WHEREAS, pursuant to the provisions of Rule 17f-7 under the 1940 Act, and subject to the terms and conditions set forth herein, the Fund desires to retain the Delegate to provide certain services concerning Foreign Assets, and the Delegate hereby agrees to provide such services, as described herein;

     NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1. Definitions

     Capitalized terms in this Agreement have the following meanings:

          a. Authorized Representative

          Authorized Representative means any one of the persons who are empowered, on behalf of the parties to this Agreement, to receive notices from the other party and to send notices to the other party.

          b. Board

          Board means the Board of Trustees (or the body authorized to exercise authority similar to that of the board of directors of a corporation) of Fund.

          c. Country Risk

          Country Risk means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country's political environment, economic and financial infrastructure (including any Securities Depositories operating in such country); prevailing custody and settlement practices; and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

          d. Eligible Foreign Custodian

          Eligible  Foreign   Custodian  has  the  meaning  set  forth  in  Rule
17f-5(a)(1) and it is understood that such term includes foreign branches of U.S. Banks (as the term "U.S. Bank" is defined in Rule 17f-5(a)(7)).

          e. Foreign Assets

          Foreign Assets has the meaning set forth in Rule 17f-5(a)(2)

          f. Foreign Custody Manager

          Foreign Custody Manager has the meaning set forth in Rule 17f-5(a)(3).

          g. Securities Depository

          Securities Depository means an " Eligible Securities Depository" as set forth in Rule 17f- 7(b)(1).

          h. Monitor

          Monitor means to re-assess or re-evaluate at reasonable intervals and as circumstances warrant, a decision, determination or analysis previously made.

2. Representations

          a. Delegate's Representations

          Delegate represents that it is a trust company chartered under the laws of the Commonwealth of Massachusetts and is a U.S. Bank ( as that term is defined in Rule 17f-5(a)(7)). Delegate further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Delegate with respect to the subject matter of this Agreement.

          b. Fund's Representations

          Fund represents that the Board has determined that it is reasonable to rely on Delegate to perform the responsibilities described in this Agreement. Fund further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Fund with respect to the subject matter of this Agreement.

3. Jurisdictions and Depositories Covered

          a. Initial Jurisdictions and Depositories

          The authority delegated by this Agreement in connection with Rule 17f-5 applies only with respect to Foreign Assets held in the jurisdictions listed in Appendix A1. Delegate's responsibilities under this Agreement in connection with Rule 17f-7 apply only with respect to the Securities
Depositories listed in Appendix A2. Upon the creation of a new Securities Depository in any of the jurisdictions listed in Appendix A1 at the time of such creation, such Securities Depository will automatically be deemed to be listed in Appendix A2 and will be covered by the terms of this Agreement.

          b. Added Jurisdictions and Depositories

          Jurisdictions and related Securities Depositories may be added to Appendix A1 and Appendix A2, respectively, by written agreement in the form of Appendix B. Delegate's responsibility and authority with respect to any jurisdiction or Securities Depository, respectively, so added will commence at the later of (i) the time that Delegate's Authorized Representative and Fund's Authorized Representative have both executed a copy of Appendix B listing such jurisdiction and/or Securities Depository, or (ii) the time that Delegate's Authorized Representative receives a copy of such fully executed Appendix B.

          c. Withdrawn Jurisdictions

          Following  the receipt of Proper  Instructions  (as defined in Section
2.8 of the Custodian Agreement) directing the Delegate to close the account of the Fund with the Eligible Foreign Custodian selected by the Delegate in a designated country and to remove that country from Appendix A1, the delegation by the Board to the Delegate as Foreign Custody Manager for that country shall be deemed to have been withdrawn with respect to that country and the Delegate shall cease to be the Foreign Custody Manger of the Fund with respect to that country after settlement of all pending trades and orderly transfer of assets.

          The Fund may withdraw its (i) delegation to Delegate with respect to any jurisdiction or (ii) retention of Delegate with respect to any Securities
Depository, upon written notice to Delegate. Delegate may withdraw its (i) acceptance of delegation with respect to any jurisdiction or (ii) retention with respect to any Securities Depository, upon written notice to the Fund. Sixty days (or such longer period as to which the parties agree in such event) after receipt of any such notice by the Authorized Representative of the party other than the party giving notice, Delegate shall have no further responsibility under this Agreement with respect to the jurisdiction(s) or Securities Depository as to which delegation is withdrawn.

4. Delegation of Authority to Act as Foreign Custody Manager

          a. Selection of Eligible Foreign Custodians

          Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized to place and maintain Foreign Assets in the care of any Eligible Foreign Custodian(s) selected by Delegate in each jurisdiction to which this Agreement applies, except that Delegate does not accept such authorization and direction with regard to Securities Depositories.

          b. Contracts With Eligible Foreign Custodians

          Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized to enter into, on behalf of Fund, such written contracts governing Fund's foreign custody arrangements with such Eligible Foreign Custodians as Delegate deems appropriate.

5. Monitoring of Eligible Foreign Custodians and Contracts

     In each case in which Delegate has exercised the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate is authorized to, and shall, on behalf of Fund, establish a system to Monitor the appropriateness of maintaining Foreign Assets with such Eligible Foreign Custodian. In each case in which Delegate has exercised the authority delegated under this Agreement to enter into a written contract governing Fund's foreign custody arrangements, Delegate is authorized to, and shall, on behalf of Fund, establish a system to Monitor the appropriateness of such contract.

6. Securities Depositories

          a. In accordance with the requirements of Rule 17f-7, Delegate shall, by no later than July 2, 2001, provide the Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto.

          b. In accordance with the requirements of Rule 17f-7, Delegate shall Monitor the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto on a continuing basis, and shall promptly notify the Fund or its investment adviser of any material change in such risks.

7. Guidelines and Procedures for the Exercise of Delegated Authority

          a. Board's Conclusive Determination Regarding Country Risk

          In exercising its delegated authority under this Agreement, Delegate may assume, for all purposes, that Board (or Fund's investment advisor, pursuant to authority delegated by Board) has considered, and pursuant to its fiduciary duties to Fund and Fund's shareholders, determined to accept, such Country Risk as is incurred by placing and maintaining Foreign Assets in the jurisdictions to which this Agreement applies. In exercising its delegated authority under this Agreement, Delegate may also assume that Board (or Fund's investment advisor, pursuant to authority delegated by Board) has, and will continue to, Monitor such Country Risk to the extent Board deems necessary or appropriate. Except as specifically described herein, nothing in this Agreement shall require Delegate to make any selection or to engage in any Monitoring on behalf of Fund that would entail consideration of Country Risk.

          b. Selection of Eligible Foreign Custodians

          The Delegate may place and maintain the Foreign Assets in the care of an Eligible Foreign Custodian selected by Delegate in each country listed on Appendix A1, as amended from time to time. In addition, Delegate shall provide the Fund with all requisite forms and documentation to open an account in any country listed on Appendix A1 as requested by any Authorized Officer and shall assist the Fund with the filing and processing of these forms and documents. Execution of this Agreement by the Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets in each country listed on Appendix A1.

          In exercising its delegated responsibilities as a Foreign Custody Manager under this Agreement to place and maintain Foreign Assets with an Eligible Foreign Custodian, Delegate shall determine that Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Foreign Assets will be held, after considering all factors relevant to the safekeeping of such Foreign Assets, including, without limitation;

               i. The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

               ii. Whether the Eligible Foreign Custodian has the financial strength to provide reasonable care for Foreign Assets;

               iii. The Eligible Foreign Custodian's general reputation and standing;

               iv. Whether Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the Eligible Foreign Custodian in the United States or the Eligible Foreign Custodian's consent to service of process in the United States; and

               v. In the case of an Eligible Foreign Custodian that is a banking institution or trust company, any additional factors and criteria set forth in Appendix C to this Agreement.

          c. Evaluation of Written Contracts

          In exercising the authority delegated under this Agreement to enter into written contracts governing Fund's foreign custody arrangements with an Eligible Foreign Custodian, Delegate shall determine that such contracts providereasonable care for Foreign Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market. In making this determination, Delegate shall ensure that the terms of such contracts shall include provisions that provide:

               i. or indemnification of insurance arrangements (or any combination of the foregoing) so that the Fund will be adequately protected against the risk of loss of the Foreign Assets held in accordance with the contract;

               ii. that the Foreign Assets will not be subject to any right, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the Eligible Foreign Custodian arising under bankruptcy, insolvency or similar laws;

               iii. that beneficial ownership of the Foreign Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

               iv. that adequate records will be maintained identifying the Foreign Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

               v. that the Fund's independent public accountants will be given access to those records or confirmation of the contents of those records; and

               vi. that the Fund will receive periodic reports with respect to the safekeeping of the Foreign Assets, including, but not limited to, notification of any transfer of the Foreign Assets to or from the Fund's account or a third party account containing the Foreign Assets held for the benefit of the Fund.

The contract may contain,  in lieu of any or all of the  provisions set forth in
(i) through (vi) above, such other provisions that Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Foreign Assets as the provisions set forth in (i) through (vi) above, in their entirety.

          d. Monitoring of Eligible Foreign Custodians

          In each case in which Delegate maintains Foreign Assets with an eligible Foreign Custodian selected by Delegate, Delegate shall establish a system to Monitor the appropriateness of maintaining Foreign Assets with an Eligible Foreign Custodian and the appropriateness of a written contract governing Fund's foreign custody arrangements. Delegate shall consider all factors and criteria set forth in subparagraphs b. and c. of section 7 and Appendix D to this Agreement. If, as a result of its Monitoring of Eligible Foreign Custodian relationships hereunder or otherwise, the Delegate reasonably determines that it is in the best interest of the safekeeping of the Foreign Assets to move such Foreign Assets to a different Eligible Foreign Custodian, the Fund shall bear any expense related to such relocation of Foreign Assets except to the extent such expense results from the negligence, willful misconduct, bad faith or material breach of this Agreement by Delegate.

8. Standard of Care

          a. In performing the responsibilities delegated to it with regard to its duties under Rule 17f-5 Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Foreign Assets of an investment company registered under the 1940 Act would exercise. Delegate agrees to notify the Fund immediately if, at any time, Delegate believes it cannot perform, in accordance with the foregoing standard of care, its duties hereunder generally or with respect to any country specified in Appendix A1.

          b. In carrying out its responsibilities under this Agreement with regard to Rule 17f-7, Delegate agrees to exercise reasonable care, prudence and diligence.

9. Most Favored Client

     If at any time Delegate shall be a party to an agreement, to serve as a Foreign Custody Manager to an investment company, that provides for either (a) a standard of care with respect to the selection of Eligible Foreign Custodians in any jurisdiction higher than that set forth in Section 7b. of this Agreement or
(b) a standard of care with respect to the exercise of the Foreign Custody Manager's duties other than that set forth in Section 8 of this Agreement, Delegate agrees to notify the Fund of this fact and to raise the applicable standard of care hereunder to the standard specified in the other agreement.

10. Reporting Requirements

     Delegate shall list on Appendix A1 the Eligible Foreign Custodians selected by Delegate to maintain the Fund's Foreign Assets. Delegate shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of the Foreign Assets with another Eligible Foreign Custodian by providing to the Fund an amended Appendix A1 promptly. Delegate shall make written reports notifying the Fund of any other material change in the foreign custody arrangements of the Fund described in Section 9. Amended Appendix A1 and material change reports shall be provided to the Board quarterly, provided that, if Delegate or the Fund determines that any matter should be reported sooner, Delegate shall promptly, following the occurrence of the event, direct the report to the Fund for forwarding to the Board. At least annually, Delegate shall provide the Fund and the Board a written statement enabling the Board to determine that it is reasonable to rely on Delegate to perform its delegated duties under this Agreement and that the foreign custody arrangements delegated to Delegate continue to meet the requirements of Rule 17f-5 under the 1940 Act. Delegate will also provide monthly reports on each Eligible Foreign Custodian listing all holdings and current market values.

     Delegate agrees to provide written reports notifying Board of the placement of Foreign Assets with a particular Eligible Foreign Custodian and of any material change in Fund's arrangements with such Eligible Foreign Custodians. Such reports shall be provided to Board quarterly for consideration at the next regularly scheduled meeting of the Board or earlier if deemed necessary or advisable by the Delegate in its sole discretion or if deemed reasonable and appropriate by the Board based on the circumstances of the Fund's arrangements.

11. Provision of Information Regarding Country Risk

     With respect to the jurisdictions listed in Appendix A1, or added thereto pursuant to Article 3, Delegate agrees to provide the Board and the Fund's investment adviser with access to Eyes to the WorldTM, a service available through the Delegate's Web Site at www.ibtco.com, containing information relating to Country Risk, if available, as is specified in Appendix E to this Agreement. Such information relating to Country Risk shall be updated from time to time as the Delegate deems necessary.

12. Limitation of Liability

          a. Notwithstanding anything in this Agreement to the contrary, in no event shall the Delegate or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to the Fund or any third party, and the Fund shall indemnify and hold the Delegate and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including reasonable legal fees, (a "Claim") arising as a result of any act or omission of the Delegate or any Indemnified Party under this Agreement, except for any Claim to the extent such claim results from the material breach of the Agreement or by negligence, willful misfeasance or bad faith of the Delegate or any Indemnified Party.

          b. Delegate shall indemnify and hold the Fund, Trustees, officers and employees and its agents harmless from and against any and all Claims to the extent any such Claim arises out of the negligent acts or omissions, bad faith, willful misconduct or material breach of this Agreement by Delegate, its officers, directors or employees or any of its agents or subcustodians in connection with the activities undertaken pursuant to this Agreement, provided that Delegate's indemnification obligation with respect to the acts or omissions of its subcustodians shall not exceed the indemnification provided by the applicable subcustodian to Delegate.

          c. Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

          d. Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for losses resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, or insurrection, and (ii) other happenings or events beyond the reasonable control and anticipation of the party effected, provided that (A) the effected party has in place appropriate business resumption procedures, systems and facilitates and (B) the effected party uses its best efforts to avoid or remove the cause of such losses.

          e. In performing its duties hereunder, Delegate will be entitled to receive and act upon the opinion of independent counsel of its own selection, which may be counsel for the Fund.

          f. Delegate may rely upon any Proper Instructions which it reasonably believes to be genuine and to be signed or presented by any Authorized Person. Delegate shall not be held to have notice of any change of authority of any Authorized Person until receipt of appropriate written notice thereof has been received by Delegate from the Fund. g. In order that the indemnification provisions contained in this Section 11 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

13. Effectiveness and Termination of Agreement

     This Agreement shall be effective as of the later of the date of execution on behalf of Board or Delegate and shall remain in effect until terminated as provided herein. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective 90 days after receipt by the non-terminating party of such notice.

14. Authorized Representatives and Notices

     The respective Authorized Representatives of the Fund and the addresses to which notices and other documents under this Agreement are to be sent to each, are as set forth in Appendix F. Any Authorized Representative of a party may add or delete persons from that party's list of Authorized Representatives by written notice to an Authorized Representative of the other party.

                  [Remainder of Page Intentionally Left Blank]

15. Governing Law

     This Agreement shall be constructed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of choice of law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


                                    Investors Bank & Trust Company


                                    By:  ___________________________________
                                    Name:
                                    Title:


                                    E*TRADE FUNDS


                                    By:____________________________________
                                    Name:
                                    Title:

List of Appendices

     A1 -- Jurisdictions Covered / Eligible Foreign Custodians Selected

     A2 - Securities Depositories Covered

     B -- Additional Jurisdictions/Securities Depositories Covered

     C -- Additional Factors and Criteria To Be Applied in the Selection of Eligible Foreign Custodians That Are Banking Institutions or Trust Companies

     D -- Factors and Criteria To Be Applied in Establishing Systems For the Monitoring of Foreign Custody Arrangements and Contracts

     E -- Information Regarding Country Risk

     F -- Authorized Representatives

                                   APPENDIX A1

                             Jurisdictions Covered

                [delete those countries which are not delegated]

                  Argentina           Kenya
                  Austria             Korea
                  Australia           Latvia
                  Bahrain             Lebanon
                  Bangladesh          Lithuania
                  Belgium             Luxembourg
                  Bermuda             Malaysia
                  Bolivia             Mauritius
                  Botswana            Mexico
                  Brazil              Morocco
                  Bulgaria            Namibia
                  Canada              Netherlands
                  Chile               New Zealand
                  China               Norway
                  Clearstream (Cedel) Oman
                  Colombia            Pakistan
                  Costa Rica          Panama
                  Croatia             Papau New Guinea
                  Cyprus              Peru
                  Czech Republic      Philippines
                  Denmark             Poland
                  Ecuador             Portugal
                  Egypt               Romania
                  Estonia             Russia
                  Euroclear           Singapore
                  Finland             Slovak Republic
                  France              Slovenia
                  Germany             South Africa
                  Ghana               Spain
                  Greece              Sri Lanka
                  Hong Kong           Swaziland
                  Hungary             Sweden
                  Iceland             Switzerland
                  India               Taiwan
                  Indonesia           Thailand
                  Ireland             Turkey
                  Israel              Ukraine
                  Italy               United Kingdom
                  Ivory Coast         Uruguay
                  Japan               Venezuela
                  Jordan              Zambia
                  Kazakhstan          Zimbabwe

                                   APPENDIX A2

                         Securities Depositories Covered

                                   APPENDIX B

                        Additional Jurisdictions Covered



      Pursuant to Article 3 of this Agreement, Delegate and Board agree that the following jurisdictions shall be added to Appendix A1:



                            [insert additional countries/depositories]






Investors Bank & Trust Company


By:  ___________________________________

Name:

Title:


[FUND]


By:____________________________________

Name:

Title:




DATE:  ______________________________

                                       C-1
                                   APPENDIX C

                 Additional Factors and Criteria To Be Applied
                in the Selection of Eligible Foreign Custodians
                That Are Banking Institutions or Trust Companies


     In addition to the factors set forth in Rule 17f-5(c)(1), in selecting Eligible Foreign Custodians that are banking institutions or trust companies, Delegate shall consider the following factors, if such information is available (check all that apply):



_________   None


_____X____ Other (list below):


Such factors as the Delegate believes reasonable

                                   APPENDIX D

                       Factors and Criteria To Be Applied
               in the Establishing Systems For the Monitoring of
                   Foreign Custody Arrangements and Contracts


     In establishing systems for the Monitoring of foreign custody arrangements and contracts with Eligible Foreign Custodians, Delegate shall consider the following factors, if such information is available:


1.    Operating performance

2.    Established practices and procedures

3.    Relationship with market regulators

4.    Contingency planning

                                   APPENDIX E

                       Information Regarding Country Risk


     To aid the Board in its determinations regarding Country Risk, Delegate will furnish Board annually with respect to the jurisdictions specified in
Article 3, the following information:



1.    Copy of Addenda or Side Letters to Subcustodian Agreements

2.    Legal Opinion, if available, with regard to:

      a)    Access to books and records by the Fund's accountants

      b)    Ability to recover assets in the event of bankruptcy of a custodian

      c)    Ability to recover assets in the event of a loss

      d)    Likelihood of expropriation or nationalization, if available

      e)    Ability to repatriate or convert cash or cash equivalents

3.    Audit Report

4.    Copy of Balance Sheet from Annual Report

5.    Summary of Central Depository Information

6.    Country Profile Matrix containing market practice for:

      a)    Delivery versus payment

      b)    Settlement method

      c)    Currency restrictions

      d)    Buy-in practice

      e)    Foreign ownership limits

      f)    Unique market arrangements

7.    Information Regarding Securities Depositories.
      Whether use is voluntary or compulsory
      Ownership
      Operating History
      Established rules, practices and procedures
      Membership
      Financial Strength
      Governing regulatory body

                                   APPENDIX F
                           Authorized Representatives


The names and addresses of each party's authorized representatives are set forth below:

      A.  Fund


      With a copy to:
            E*TRADE FUNDS
            ATTN: Elizabeth Gottfried, Vice President


      B.  Delegate

            Investors Bank & Trust Company
            200 Clarendon Street
            P.O. Box 9130
            Boston, MA 02117-9130
            Attention:  Steven M. Gallant, Director, Client Management
            Fax:  (617) 330-6033

      With a copy to:

            Investors Bank & Trust Company
            200 Clarendon Street
            P.O. Box 9130
            Boston, MA 02117-9130
            Attention:  Andrew S. Josef, Assistant General Counsel
            Fax:  (617) 946-1929